Exhibit 99.1
FOR IMMEDIATE RELEASE
WYNDHAM WORLDWIDE NAMES TOM CONFORTI
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
PARSIPPANY, N.J., September 8, 2009 – Wyndham Worldwide Corporation (NYSE:WYN) today announced the appointment of Thomas G. Conforti as chief financial officer, effective immediately. Conforti joins Wyndham Worldwide with over 25 years of experience in finance, management, strategic planning and capital markets, most recently in the leisure industry.
Prior to joining the Company, Conforti was chief financial officer of DineEquity Inc., the publicly-held company which is the franchisor and operator of restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands. At DineEquity, his accomplishments included the acquisition and financing of Applebee’s, the strategic repositioning of IHOP to a conventional franchising model, a debt recapitalization and the revamping of the company’s corporate finance strategy.
“We are delighted to welcome Tom to the Wyndham Worldwide management team,” said Stephen P. Holmes, chairman and CEO, Wyndham Worldwide. “His proven track record as a public company CFO, his depth and breadth of management and financial experience, as well as his experience with a variety of business models including franchising, will allow Tom to have an immediate impact. I look forward to partnering with Tom to continue to strengthen our business model and enhance shareholder value in the years ahead.”
“I am very pleased to be joining Wyndham Worldwide,” said Conforti. “The combination of a strong business model, powerful global brands, dynamic corporate culture and a market-leading management team make this an outstanding opportunity.”
Earlier in his career, Conforti held a number of general management, financial and strategic roles over a ten-year period in the Consumer Products Division of the Walt Disney Company. He also held numerous finance and strategy roles within the College Textbook Publishing Division of CBS and the Soft Drink Division of Pepsico.

About Wyndham Worldwide
As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business–to–business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through its premier portfolio of world–renowned brands. Wyndham Hotel Group encompasses over 7,000 franchised hotels and approximately 590,200 hotel rooms worldwide. Group RCI offers its 3.8 million members access to more than 73,000 vacation properties located in approximately 100 countries. Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network of over 150 vacation ownership resorts serving over 830,000 owners throughout North America, the Caribbean and the South Pacific. Wyndham Worldwide, headquartered in Parsippany, N.J., employs approximately 25,500 employees globally.
For more information about Wyndham Worldwide, please visit the Company’s web site at www.wyndhamworldwide.com.
Investor contact:
Margo C. Happer
Senior Vice President,
Investor Relations
Wyndham Worldwide Corporation
(973) 753-6472
Margo.Happer@wyndhamworldwide.com
Press contact:
Sandra Kelder
Senior Vice President,
Corporate Communications
Wyndham Worldwide Corporation
(973) 753-8142
Sandra.Kelder@wyndhamworldwide.com
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